EXECUTION COPY


                      EMPLOYMENT AGREEMENT
                         J. HUGH BINGHAM



     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of January, 1996, by and among AIR TRANSPORTATION HOLDING COMPANY, INC., ("AirT"); a Delaware corporation; MOUNTAIN AIR CARGO, INC., a North Carolina corporation; MOUNTAIN AIRCRAFT SERVICES, LLC, a North Carolina limited liability company (all collectively referred to herein as "Employer"); and J. HUGH BINGHAM, an individual having an address at 107 Labans Lane, Lincolnton, North Carolina 28092 ("Employee").



                      Background Statement

     Employee currently is employed by Employer and holds the positions for the different companies listed on Exhibit A attached hereto and made a part hereof. Employee has worked for the companies which comprise Employer in positions of responsibility and authority for several years and has been instrumental in successfully developing, expanding and increasing the business and earnings of Employer. Employer desires to ensure that the services of Employee will continue to be available to it on a mutually satisfactory basis. In the course of his employment with Employer, Employee has had access to trade secrets and proprietary information of Employer and will, as an employee of Employer, continue to have access to trade secrets and proprietary information of Employer. Accordingly, Employee has and will continue to acquire the knowledge and ability to compete with Employer. Employer has offered Employee an employment agreement on the terms and pursuant to the conditions hereof, including the stability and security provided to Employee by the arrangement provided for herein. The parties agree that the execution and delivery of this Agreement is a condition precedent to the benefits extended to Employee hereunder. Employee agrees that the benefits provided for herein are adequate and sufficient consideration for the covenants made by Employee hereunder, including, without limitation, the covenant not to compete.
     NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the mutual duties and obligations set forth herein, and intending to be legally bound, the parties hereto agree as follows:
          Employment. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer upon the terms and conditions set forth in this Agreement in the capacities set forth on Exhibit A attached hereto, with the duties and responsibilities of such positions to be determined from time to time by the President and/or Chief Executive Officer of each of the companies which comprise Employer and the Board of Directors of AirT.
          Term.
          Statement of Term. The term of this Agreement shall begin on January 1, 1996, and end on March 31, 1999, or on such later date to which the term of this Agreement may be extended pursuant to the provisions of this Paragraph 2.
          Automatic Extension. Subject to subparagraph (c) of this Paragraph 2, the term of this Agreement shall be extended automatically for one year effective on the 1st day of December, 1996 (so that effective on such date the term of employment shall be extended from March 31, 1999, to March 31, 2000), and on the 1st day of each succeeding December (so that effective on each such day, the remaining term of employment shall be for a full three-year, four month period).
          Termination of Automatic Extensions. Employee or the Board of Directors of AirT, by written notice delivered to the other, may at any time elect to terminate the automatic extension provisions of subparagraph (b) of this Paragraph 2. Such election shall apply only to extensions that would otherwise become effective after delivery of such notice and shall not apply to extensions that have theretofore become effective.
          Compensation, Incentives and Employee Benefits.
          Base Salary. Employer shall pay to the Employee for his performance of services hereunder a base salary ("Base Salary") at the rate of not less than One Hundred Thirty Thousand and No/100 ($130,000) per year for the period of this Agreement. The Employee's Base Salary rate shall be reviewed by Employer annually and may be increased from time to time only with the approval of the Compensation Committee of the Board of Directors of AirT. From and after the effective date of any such change the increased rate shall become the Base Salary rate applicable thereafter. Base Salary shall be paid in bi-weekly installments and shall be pro-rated for any partial months of employment.
          Incentive Compensation. Employer shall pay to the Employee incentive compensation ("Incentive Compensation") equal to two percent (2%) of the earnings before income taxes or extraordinary items reported each year by AirT on its Annual Report on Form 10-K (the "10-K"). Amounts payable under this subparagraph, if any, shall be paid within fifteen (15) days after AirT files its 10-K with the Securities and Exchange Commission. Amounts otherwise payable hereunder shall be prorated for a partial year's employment in the event Employee's employment is terminated or ceases during the course of AirT's fiscal year.
          Employee Benefit Plans. In addition to the Base Salary and Incentive Compensation provided for above, Employer shall provide to the Employee the opportunity to continue to participate in all life insurance, medical, dental, optical, disability, and other employee benefit plans (collectively, "Employee Benefit Plans") sponsored from time to time by Employer and covering its employees generally or a particular group of its employees of which the Employee is a member (including participation by the Employee's dependents to the extent they are eligible under the terms of such plans), subject to the terms and conditions of such benefit plans.
          Reimbursement of Expenses. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by him in performing his obligations under this Agreement. Such expenses shall be appropriately submitted and approved in accordance with the policies approved by the Board of Directors of AirT.
          Vacation. Employee shall be entitled to paid annual vacation of up to 4 weeks per year.
          Automobile Expense. Employee shall be reimbursed for the use of his automobile for Employer's business at the rate of $4,800.00 per year, payable in monthly installments.
          Retirement Benefits.
               Amount. The Employer shall pay Employee an annual retirement benefit of Seventy-Five Thousand and No/100 Dollars ($75,000.00) per year in the event Employee continues work until he reaches age 65. If Employee voluntarily terminates his employment before he reaches age 65, such amount shall be reduced by three (3) percentage points for each full year that his termination of employment precedes the date he reaches age 65, but in no event prior to his reaching age 62. If such termination of employment occurs on a date other than his birthday, the three (3) percentage point reduction shall be prorated on a monthly basis.
          Form. Such retirement benefit shall commence as of the date elected pursuant to Paragraph 4(c) hereof and shall be paid monthly in the form of a single life annuity or, at Employee's option, an actuarially equivalent joint and survivor annuity or life annuity with a ten-year period certain; provided, however, that Employee shall have the right to receive the present value of his retirement benefit in a single lump sum payment if he files an election in writing with the Employer at least one year before the date as of which his benefit is scheduled to commence. For purposes of this Agreement, (a) the present value shall be determined by using the insurance industry's standard 1983 Group Annuity Mortality Table (the "Table") and an interest rate (the "Rate") equal to the average (for the 90 days prior to payment) yield of ten year U.S. Treasury Notes (as reported over such period in The Wall Street Journal or any successor to such publication),
(b) the term "joint and survivor annuity" shall mean an annuity payable for Employee's life and, if he dies before his survivor annuitant, a 50%, 75% or 100% survivor annuity payable to such survivor for such person's life, (c) the term "life annuity with a ten-year period certain" shall mean an annuity payable for the life of Employee and, if Employee dies before payments have been made for ten years, with continued payments to his designated beneficiary for the balance of such ten-year period, and (d) an actuarially equivalent benefit shall be determined using the Table and the Rate.
          Timing. Such retirement benefit shall be paid, or benefit payments shall commence, in the form elected pursuant to Paragraph 4(b) hereof, as of the first day of the month immediately following Employee's 65th birthday; provided, however, that Employee shall have the right at any age to elect that the payment of his benefit commence after the later of the date he reaches age 62 or his employment terminates provided such election is filed in writing with the Employer at least one year before his employment terminates. If the payment of Employee's retirement benefit begins before age 65 pursuant to such an election, such benefit shall be reduced by three percentage points (3%) for each full year that the benefit commencement date precedes Employee's 65th birthday. In the event that benefits commence as of a date other than Employee's birthday, the three percentage point reduction factor shall be prorated on a monthly basis.
          Offset for Other Retirement Benefits. In the event that the retirement benefits payable under any retirement benefits program applicable to all employees (the " AirT Plan") are paid in the same form and at the same time as the retirement benefits under this Paragraph 4, then the annual benefit payable under Paragraph
4 hereof each year shall be offset by the dollar amount paid to Employee under the AirT Plan in such year. In the event that the retirement benefits payable under the AirT Plan are not paid in the same form or are not paid at the same time, then the retirement benefits under this Paragraph 4 shall be offset by the actuarial equivalent of the benefit expected to be paid to Employee under the AirT Plan. The actuarial equivalent benefit shall be determined by using the Table and the Rate.
          Death Benefit. In the event of Employee's death prior to the commencement of the retirement benefit described in Paragraph 4(a), Employer hereby agrees to pay an annual death benefit to Employee's estate that is equal to the single life annuity benefit Employee would have received if he had terminated employment on the later of his 65th birthday or his date of death; provided, however, that the amount payable under this subparagraph shall be reduced by five percent (5%) per year for each year Employee's death occurs prior to age 65, but in no by event more than fifty percent (50%). Such annual benefit shall commence as soon as practicable after Employee's death and shall be paid in substantially equal monthly payments for a period of ten years.
          Disability Benefit. In the event of Employee's termination of employment as a result of total disability, his retirement benefit under Paragraph 4 hereof shall be calculated under Paragraph 4(a) and 4(c), shall be paid in the form elected pursuant to Paragraph 4(b), and shall be paid at the time elected pursuant to Paragraph 4(c), except that Employee shall have the right to make an election under Paragraph 4(c) no later than six months before his employment terminates, instead of one year before his employment terminates.
          Source of Benefits. The retirement benefits payable under this Agreement shall be paid by the Employer from its general assets. Employee shall have no right, interest, or claim whatsoever to the payment of a benefit from any person other than the Employer, and shall have no right or interest whatsoever that is superior in any manner to the right of any other general and unsecured creditor of the Employer. Employee shall have no right to assign, alienate, pledge or otherwise encumber the retirement benefits payable under this Agreement, and any attempt to do so shall be void.
          Participation in Other Plans. Employee shall participate in all retirement plans (qualified or non-qualified) and all deferred compensation arrangements maintained by the Employer in which other senior executives participate as a group, subject to the terms and conditions of such retirement plans.
          Vesting. Notwithstanding anything herein to the contrary, Employee's right to the retirement and death benefits provided for hereunder shall vest upon the execution hereof even though Employee shall have no right to the payment of any retirement benefits until he reaches age 62 or to the death benefit until death.
          Duties. During the term hereof, Employee shall devote all of his business time, attention, skills and efforts to the business of Employer and the faithful performance of his duties hereunder; provided, however, that (i) nothing contained herein shall prevent Employee from making outside investments consistent with the provisions contained herein and (ii) with the approval of the Board of Directors of AirT, from time to time Employee may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations which, in the AirT Board of Directors' judgment, will not present any conflict of interest with Employer, or materially affect the performance of Employee's duties pursuant to this Agreement.
Except for such incidental matters as may be assigned by Employer from time to time, Employee's duties shall be confined to those geographic areas in which Employer operates its business and Employee may not be transferred so that Employee's principal office is located anywhere outside the state of North Carolina.
          Termination.
          Termination By Employer Without Cause. The parties recognize (i) that the Board of Directors of AirT has the duty to use its judgment in the best interests of Employer in determining whether to remove or to elect or reelect Employee as an executive officer of Employer even though there may be no legal cause therefor under this Agreement, and (ii) that any action or inaction of the Board of Directors of AirT pursuant to clause (i) shall not prejudice the rights of Employee under this Agreement.
Accordingly, the parties agree that, subject to all other provisions of this Paragraph 6, Employer shall have the right at any time during the term of this Agreement to terminate this Agreement without cause. Such right of termination may be exercised by removal of Employee by the Board of Directors of AirT or the failure of the Board of Directors of AirT to elect or re-elect Employee as an executive officer of Employer or otherwise. Termination of this Agreement shall be deemed to occur on the date Employee is notified thereof or, if he is not so notified, on the date of the act or failure to act by the Board of Directors of AirT referred to in the preceding sentence.
          Termination by Employee. Employee may terminate his employment with Employer, for any reason or without reason, during the term hereof. Such termination must be accompanied by the delivery of at least 10 days' written notice delivered to Employer.
          Termination Payments. If Employer terminates Employee's employment hereunder pursuant to Paragraph 6(a) hereof for any reason other than for "Cause", as defined herein, then the following provisions shall govern:
          Immediately upon the effectiveness of the termination set forth in Paragraph 6(a) above, Employer shall make a lump sum cash payment to Employee in an amount equal to the sum of (A) the aggregate Base Salary that would have been paid to Employee under the terms hereof after the date of such event through the date of the then term of this Agreement (based upon the agreement that the Base Salary as in effect immediately prior to the date of such event(s) continued to be the Base Salary through the term of this Agreement; and (B) one-half of the maximum additional compensation that would have been paid to Employee after the date of termination of employment pursuant to Paragraph 3(b) had his employment hereunder continued through the then date of the expiration of this Agreement (based upon the agreement that the amount of incentive compensation paid to Employee pursuant to Paragraph 3(b) for the calendar year immediately preceding the date of termination continued to be the amount payable through the term of this Agreement).
     Notwithstanding anything contained in this Paragraph to the contrary, in the event that the payments under this Paragraph to Employee, either alone or together with other payments Employee has a right to receive from Employer, would not be deductible (in whole or in part) by Employer as a result of such payments constituting a "parachute payment" (as defined in Section 280G of the Internal Revenue Code, as amended (the "Code")), such payments shall be reduced to the largest amount as will result in no portion of the payments not being fully deductible by Employer as the result of
Section 280G of the Code. The determination of any reduction in the payments pursuant to the foregoing sentence shall be made exclusively by AirT's independent public accountants (whose fees and expenses shall be borne by Employer), and such determination shall be conclusive and binding on Employer and Employee.
          Disability. If the Employee is unable to perform his duties hereunder for a period of twelve (12) consecutive months due to disability (as defined by the primary disability insurance car-rier then providing such insurance coverage for the Employer's executive officers), this Agreement may be terminated at Employer's discretion by giving to the Employee written notice specifying a termination date subsequent thereto and also subsequent to the end of said twelve (12) month period.
     (e) No Mitigation. Employee shall have no obligation to seek other employment in the event of termination of his employment and no compensation or other benefits received by Employee from any other employment shall reduce or limit Employer's obligation to make payment under this entire Paragraph 6.
      (f)  Definitions.    "Cause" shall exist if, and only if, a
court of competent jurisdiction enters a final order finding that
(a) the Employee has committed wrongful acts (but excluding matters of business judgment) which have had or will have a material adverse effect on the business, operations or financial condition of Employer, or (b) the Employee has willfully and materially failed to perform the duties reasonably required of him under this Agreement.
          Confidential Information. Employee shall not, at any time during or following his employment by Employer regardless of the reason for such termination of employment, furnish, divulge, communicate, use to the detriment of Employer or for the benefit of any business, firm, person, partnership, trust or corporation, or otherwise, any of Employer's confidential information, data, trade secrets, sales methods, names of customers, advertising methods, financial affairs or methods of procurement, or take with him any document or paper relating to the foregoing, it being acknowledged that Employee received or obtained all of the above in confidence and as a fiduciary of Employer.
          Non-Competition. Employee agrees that, during Employee's employment with Employer and for a period of three (3) years thereafter, whether Employee leaves voluntarily or involuntarily:
          (a) Employee will not directly or indirectly, individually or as a partner, employee, stockholder, consultant, agent, officer, director, advisor or in any other capacity, solicit any of the customers of Employer for the purpose of selling any service or product similar to those provided by Employer, or in any manner attempt to induce any of Employer's customers or suppliers to withdraw, reduce or divert any of their business from Employer or otherwise interfere or attempt to interfere with any business relationship between Employer and its customers or suppliers. For the purposes of this Paragraph 8(a), customers shall mean
     (i) any client, account or customer of the Employer that has transacted any business with or been contacted by Employer within the twelve months preceding the date hereof, and
     (ii) any other client, account or customer of Employer that has done business with Employer within two years of the date of such separation or termination;
          (b) Employee will not in any manner induce or attempt to induce any of Employer's employees to leave the employment of Employer to become associated with any business operation engaged in the air cargo or air freight business;
          (c) Employee will not directly or indirectly, either as principal, agent, manager, employee, owner (if the percentage of ownership exceeds one percent (1%) of the net worth of the business), partner (general or limited), director, officer, consultant or in any other capacity, participate in any business operation engaged in the air cargo or air freight business;
          Limitations on Scope. Because of the present and contemplated future operations of Employer in the geographic areas hereinafter set forth, it is further understood and agreed by the parties hereto that the restriction set forth in Paragraph 8(c) shall apply to a business engaged in the air cargo, air freight, aircraft maintenance or aircraft parts brokering business or businesses in the following geographic areas:
(i)  The State of North Carolina;
(ii) The State of Michigan;
(iii)     The State of South Carolina;
(iv) The State of Florida;
(v)  Any State contiguous with the State of North Carolina;
(vi) Any State contiguous with the State of Michigan;
(vii)     Any State contiguous with the State of South Carolina;
(viii)    Any State contiguous with the State of Florida;
(ix)      Any State east of the Mississippi River;
(x)  Any State of the United States of America.
     The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.
          Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The parties agree that in the event a court should determine that this Agreement or any of the covenants contained herein is unreasonable, void or invalid, for any reason whatsoever, then in such event,the parties hereto agree that the duration, geographical or other limitation imposed herein should be as the court, or jury, if applicable, should determine to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that protects the legitimate competitive interests of Employer and does not unreasonably curtail the rights of the Employee.
          Employee's Representation. Employee represents that his experience and capabilities are such that the provisions of Paragraphs 8 and 9 will not prevent him from earning a livelihood.
          Employer's Right to Obtain an Injunction. Employee acknowledges that Employer will have no adequate means of protecting its rights under Paragraphs 8 and 9 of this Agreement other than securing an injunction. Accordingly, Employee agrees that Employer is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in a court of competent jurisdiction. Employee acknowledges that the recovery of damages by Employer will not be an adequate means to redress a breach of this Agreement. Nothing contained in this Paragraph, however, shall prohibit Employer from pursuing any remedies in addition to injunctive relief, including recovery of damages.
          General Provisions.
          Entire Agreement. This Agreement contains the entire understanding between the parties hereto relating to the employment of Employee by Employer and supersedes any and all prior employment, compensation or retirement agreements between Employer or any predecessors of Employer or any of its subsidiaries and Employee.
          Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries or legal representatives, without the prior written consent of Employer; provided, however, that nothing shall preclude
(i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.
          Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee and Employer and their respective permitted successors and assigns.
          Amendment or Modification of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
          Insurance. Employer, at its discretion, may apply for and procure in their own name and for its own benefit, life insurance on Employee in any amount or amounts considered advisable; and Employee shall have no right, title or interest therein, and further, Employee agrees to submit to any medical or other examination and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain such insurance.
          Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the case of Employer, to its Secretary) or when mailed, if mailed by certified mail, return receipt requested. Notices mailed shall be addressed, in the case of Employee, to him at his residential address currently on file with Employer, and in the case of Employer, to its corporate headquarters, attention of the Secretary, or to such other address as Employer or Employee may designate in writing at any time or from time to time to the other party. In lieu of notice by deposit in the U.S. mail, a party may give notice by telegram or telex.
          Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The provisions of this Paragraph 14(g) cannot be waived except in writing signed by both parties.
          Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, exclusive of its choice of law provisions.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

     AIR TRANSPORTATION HOLDING COMPANY,     INC.

     By:  ____________________________
          Its: ___________



     MOUNTAIN AIR CARGO, INC.

     By:  ____________________________
          Its: ___________


     MOUNTAIN AIRCRAFT SERVICES, LLC

     By:  ____________________________
          Its: ______________



     ______________________________ (SEAL)
     J. Hugh Bingham

                            EXHIBIT A





        COMPANY             POSITION HELD


AirT Senior Vice President

Mountain Air Cargo, Inc.      Executive Vice President

Mountain Aircraft Services LLC     President